NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Avenue Sioux Falls, SD 57104-6403 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Corporation Announces Termination of Acquisition Agreement with Babcock & Brown Infrastructure Limited

SIOUX FALLS, S.D. – July 24, 2007 – The Board of Directors of NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) today announced it has received a notice of termination from Babcock & Brown Infrastructure Limited (“BBI”) on its agreement to sell NorthWestern to BBI after receiving notification that the agreement would not be approved by the Montana Public Service Commission (“MPSC”). BBI and NorthWestern had agreed, in connection with its joint application to reopen the MPSC record, that if the MPSC denied the application, either party would have the right to terminate the merger agreement. BBI elected to do so.

On April 25, 2006, the two companies announced that they had reached a definitive agreement under which BBI would acquire NorthWestern in an all-cash transaction at $37 per share. Under the agreement, the acquisition was subject to, among other conditions, shareholder and regulatory approval. NorthWestern and BBI first received notice from the MPSC that it would not approve the proposed transaction on May 22, 2007. Subsequently, on June 25, 2007, the two companies filed an application with the MPSC to reopen the record in order to consider a proposal of revised conditions that provided substantial benefits to Montana customers. However, today the MPSC denied the application to reopen the record. Consequently, BBI has terminated the proposed transaction, effective immediately.

Michael J. Hanson, NorthWestern's president and chief executive officer said: “The MPSC has determined that it would not approve the proposed sale and has not permitted us to complete this transaction. We remain confident in the viability and strength of NorthWestern Energy, and we will continue to provide reliable service to our customers, while exploring ways to maximize shareholder value. We thank BBI for its interest in NorthWestern and its professionalism throughout this process.”

The Company’s near-term focus will be to continue to improve its core operations, service to customers, profitability and overall return to shareholders. We will provide more information on our plans at our upcoming earnings call and annual meeting on August 8, 2007.

Second Quarter Financial Results Conference Call

On August 8, 2007, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time) the Company will hold a conference call to review its financial results for the quarter ended June 30, 2007. The Company plans to issue a news release detailing its second quarter 2007 financial results the morning of Aug. 8, 2007 before the market opens.

NorthWestern Corporation Announces Termination of

Acquisition Agreement with Babcock & Brown Infrastructure Limited

July 24, 2007

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at noon ET on Aug 8, 2007, through Sept. 8, 2007, at 800-475-6701, access code 880662.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 640,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

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